Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioScrip, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333‑202631, 333-210530 and 333-214039) on Form S-3 and (Nos. 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, 333-176291, 333-187679, and 333‑198849) on Form S-8 of BioScrip, Inc. and subsidiaries of our reports dated March 7, 2017, with respect to the consolidated balance sheets of BioScrip, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of BioScrip, Inc.
Our report dated March 7, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that BioScrip Inc. acquired HS Home Infusion Holdings Inc. on September 9, 2016, and management excluded from its assessment of the effectiveness of BioScrip, Inc.’s internal control over financial reporting as of December 31, 2016, the internal control over financial reporting related to the acquired business of HS Infusion Holdings Inc. associated with total assets of $117.3 million (which includes goodwill and other intangible assets of $57.2 million and $29.0 million, respectively, within the scope of the assessment) and revenue of $26.8 million, respectively, included in the consolidated financial statements of BioScrip, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of BioScrip, Inc. also excluded an evaluation of the internal control over financial reporting of HS Infusion Holdings Inc.

/s/ KPMG LLP
Denver, Colorado
March 7, 2017